Exhibit 23.5

CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.

In connection with the Exchange Offer Registration Statement on Form S-4 of CONSOL Energy Inc. (the “Company”) to be filed with the Securities and Exchange Commission, we, as independent petroleum engineers, hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coal bed methane) of the Company as of December 31, 2004, and (b) the references to us as experts.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

RALPH E. DAVIS ASSOCIATES, INC.
By:	/s/ Allen C. Barron

Allen C. Barron, P.E. President

Date: March 11, 2009

1717 St. James Place, Suite 460 Houston, Texas 77056

Office 713-622-8955 Fax 713-626-36642 www.ralphedavis.com

Worldwide Energy Consultants Since 1924